SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement         |_|      Confidential, For Use
                                                     of the Commission Only
                                                     (as permitted by
                                                     Rule 14a-6(e) (2))

|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                  Metromedia International Group, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         |_| Fee paid previously with preliminary materials:

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:




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                                [Lens Letterhead]


         Contact: Richard A. Bennett                 Scott Sunshine/Carol Crane
                  Chief Activism Officer             TowersGroup
                  Lens                               (212) 354-5020
                  (207) 775-4296                     scottsunshine@towerspr.com
                  rbennett@lens-inc.com              carolcrane@towerspr.com


                   SUPPORT BUILDS FOR OPPOSITION STOCKHOLDERS
                 IN METROMEDIA INTERNATIONAL GROUP PROXY CONTEST
                ------------------------------------------------

           ISS, CalPERS, Snyder Capital Come Out in Support of Elliott


NEW YORK, September 28, 2001 - Institutional Shareholder Services (ISS), the leading independent proxy advisory service, has issued a recommendation that Metromedia International Group (AMEX: MMG) stockholders vote for the board of director candidates nominated by opposition stockholders Elliott Associates, L.P. and Elliott International, L.P. (together "Elliott"). California Public Employees' Retirement System (CalPERS), the nation's largest public pension plan, and Snyder Capital Management, MMG's largest independent stockholder with 6,850,200 shares (7.67%), have also announced their support for Elliott's candidates. Elliott has launched a proxy contest against MMG in an effort to force the telecommunications company to unlock stockholder value. MMG's 2001 Annual Meeting is scheduled to take place October 9 in New York City.

"MMG stockholders who are dissatisfied with the company's performance are finally being given a voice and a choice," said Richard A. Bennett, a principal of Lens Investment Management, LLC, the shareholder activist specialist working on behalf of Elliott in its MMG efforts. "Management has failed to deliver increased stockholder value. In fact, stockholder value has eroded by over 85% between November 1995, when MMG in its current form began public trading, and September 10, 2001. When elected, our two director candidates will exercise their fiduciary duty to represent all stockholders in pressing for a program to unlock value in MMG."

                                     (More)

Elliott has mailed a definitive proxy statement and proxy card to stockholders, nominating two opposition candidates, Robert A.G. Monks and Robert B. Holmes, to MMG's board of directors. Elliott has also submitted two stockholder proposals which would amend MMG's bylaws: 1) to allow no more than one insider to serve on the board; and 2) to permit certain stockholders to demand the calling of special meetings.

According to ISS's September 25 Proxy Analysis, "...the election of two new independent directors with a clear mandate to launch a restructuring plan appears to offer one of the best near term means of restoring the market's confidence in MMG and enhancing shareholder value."

In a September 24 stockholder letter, CalPERS stated, "...CalPERS intends to vote for election of the Elliott Associates/Lens Management alternative slate of director nominees....We believe Metromedia's current board has not been responsive to shareholders and that the election of truly independent outside directors is essential to protecting the interests of all public shareholders."

Snyder Capital Management, L.P., in a 13D/A filing with the Securities and Exchange Commission on September 25, stated, "As a stockholder of more than five years that is interested in the long-term value of the company, we strongly believe there is a pressing need for accountability, and believe that, as a first step, a change is needed in the board of directors. Thus, we have decided, after reviewing all the options, to give our proxy to [Elliott Associates, L.P.] in support of its director nominees. This action is necessary to begin making the board and management accountable to the stockholders and achieve the long-term value of the company."

The proxy statement, which can be found on the SEC's website at www.sec.gov or www.freeedgar.com, outlines Elliott's concerns with MMG's depressed stock price and the direction in which MMG's Board and management are leading the company. Elliott has engaged the services of MacKenzie Partners, Inc. as proxy solicitor. MacKenzie Partners, at 156 Fifth Avenue, New York, can be reached by phone at
(800) 322-2885.

Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4.0% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens Investment Management, LLC, was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group.

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